                                                                 EXHIBIT 10.149
English
Leather
  [Logo}                           P O BOX 928 NORTHVALE, NEW JERSEY 07647-0828
                 MEM COMPANY, INC. 201-767-0100                FAX 201-767-0698



May 19, 1995



Mr. Solomon A. Sutton
BAG BAZAAR, LTD.
One East 33rd St.
New York, New York  10016

Dear Sam:

Per our conversation on May 18, the following represents my understanding of an amendment to our contract between English Leather, Inc. and Bag Bazaar, Ltd. dated July 1, 1991.

We agreed that the minimum royalty payable to the MEM Company for the contract year ended December 31, 1995 would be $125,000. The minimum royalty for the contract year ended December 31, 1996 would be $150,000, and the minimum royalty for the contract year ended December 31, 1997 would be $175,000.

It is my understanding that any subsequent contract year after December 31, 1997 would be at the original $200,000 per year.

If you are in agreement with this understanding, please sign one copy of this letter and return it to me.

Sincerely,

/s/ Michael G. Kazimir, Jr.
----------------------------------
Michael G.  Kazimir, Jr.
Executive Vice President
Chief Operating Officer
MGK/p

                                                  COPIES TO:      R. HURRY
-----------------------------------                               M. PATEL
Agreed: Solomon A. Sutton                                         A. WILLIAMS
        Bag Bazaar, Ltd.

TRADEMARK LICENSE AGREEMENT


        This Agreement made as of the 1st day of July, 1991, by and between ENGLISH LEATHER, INC., a New Jersey corporation, with its principal office for the transaction of business at Northvale, New Jersey 07647 (the "Licensor"), and BAG BAZAAR, LTD., a New York corporation with its principal office for the transaction of business at 1 East 33rd Street, New York, New York 10016 (the "Licensee"),

WITNESSETH:

        WHEREAS, the Licensor is the owner of a certain trademark and the logo associated therewith duly registered in the United States (the Trademark defined below); and

        WHEREAS, the Licensee desires the exclusive right and license to use the Trademark in the Territory (defined below) in connection with the manufacture, import and sale of the Products (defined below).

        NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.      Definitions

(a)     The term "Trademark" will mean:


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(i)     the trademark "English Leather", and

(ii)  the registered design frequently
accompanying the trademark "English Leather".

        (b) The term "Territory" will mean the United States of America, Canada and Mexico.

        (c) The term "Products" will mean men's and women's handbags and personal (small) leather goods, including belt bags, tote bags, back packs and belts.

        (d) The term "Affiliated Business Organizations", "Affiliated Company" or "Affiliates" will mean any person, corporation, or other legal organization that directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the company named.

        (e) The term "Control" (including the terms "Controlling", "Controlled By" and "Under Common Control With") will mean possessing, directly or indirectly, the power to direct or cause the direction or the management and policies of any person, firm or corporation, whether through ownership of voting securities, by contract or otherwise.

        (f) The terms "Claim" or "Claims" will mean any means employed by anyone, whether in or out of court, to obtain legal (e.g. money damages) or equitable (e.g. an injunction) relief from another party.


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        (g) The term "Costs" will mean any money expended by Licensor on account of a Claim, whether for damages, reasonable legal fees, expenses or otherwise.

        (h) The term "Net Sales" will mean the amount of money charged and billed by Licensee to Unrelated Customers purchasing the Products ("Standard Charges") after deducting (1) actual normal cash discounts (unless deducted before calculating Standard Charges), (ii) returns, (iii) taxes (shown on Licensee's invoices and payable by purchasers), and (iv) transportation and postage charges (to the extent prepaid by the Licensee and billed on its invoices as a separate item). It is understood, however, that the following items may not be deducted from Standard Charges in calculating Net Sales: (aa) cash discounts other than actual normal cash discounts, (bb) advertising allowances, or (cc) promotional allowances. It is further understood that, as used above, the term "Unrelated Customers" does not include the Licensee's Affiliated Business Organizations,

        (i) The term "Contract Quarter" will mean each successive three (3) month period commencing January 1, April 1, July 1 and October 1, of each Contract Year provided, however, that the first Contract Quarter shall be the period beginning on July 1, 1991 and ending on September 30, 1991, provided further, that if this Agreement is terminated


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pursuant to Paragraphs 8(a) or 11 (other than Paragraph 11(b)), the final
Contract Quarter shall be the period beginning the day following the most recently ended Contract Quarter prior to the date of such termination and ending on the date of such termination.

        (j) The term "Contract Year" will mean each successive calendar year period this Agreement is in force, provided, however, that the first Contract year shall be the period beginning on July 1, 1991 and ending on December 31, 1991, provided further, however, that if this Agreement is terminated pursuant to Paragraphs 8(a) or 11 (other than Paragraph 11 (b)), the final Contract Year shall be the period beginning January 1 of the year in which such termination occurs and ending on the date of such termination.

        2.      Representation by Licensee

        (a) The Licensee represents to the Licensor that its present financial structure and present facilities are such that it is now, and will be throughout the term of this Agreement, in a favorable position to manufacture, distribute, advertise and sell the Products within the Territory under the license hereinafter granted with respect to the Trademark.

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        (b) Licensee represents to Licensor that no Affiliated Business
Organization of Licensee is a competitor of Licensor or Licensor's Affiliated Business Organizations (other than Aristocrat Leather Products, Inc.), except that Licensee has sold, and currently is selling, private label leather goods with Jovan brand fragrance items. Licensee covenants to cease sales of goods with Jovan brand fragrance items no later than 300 days from the date of this Agreement.

        3.      Grant of License to Use of the Trademark

        (a) Licensor hereby grants to Licensee during the term of this Agreement, and subject to its terms and conditions, an exclusive and non-transferable license to use of the Trademarks in relation to the Products and only to the Products within the Territory (the "License").

        (b) Licensee covenants that Licensee's policy (in using the Trademark) of sale, distribution and use will not reflect adversely upon the Trademark. For example, Licensee will only sell to organizations having established outlets so as to exclude sales to flea markets and sidewalk vendors. Licensee recognizes that the undertaking on its part set forth in this Paragraph 3(b) represents a major inducement and consideration for Licensor to enter into this Agreement. Licensee will provide, on an annual basis no later than the forty-fifth (45th) day after the end of each Contract Year,

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to Licensor, a customer list of those organizations purchasing or otherwise receiving Products from Licensee with the net volume shown for each customer. Each such customer list will be held by Licensor under the same terms and conditions of confidentiality as set forth in Paragraph 7(a) of this Agreement.

        (c) If the Products are not brought to market within the Territory within six (6) months of the Effective Date, the Licensor may terminate the License by sending written notice to the Licensee.

        (d) Prior to any use by the Licensee of the Trademark, it must submit to the Licensor for its approval or disapproval, designs, materials, packages, labels, promotional materials and advertising by means of which it intends to market, sell or distribute any and all Products on which the Trademark would appear. Upon receipt, Licensor will review and approve or disapprove with comments same, provided that Licensor will not unreasonably disapprove. If Licensor makes no written comments containing reasonable objections within 7 business days after Licensor receives such material, then Licensee may deem all such submitted material approved. Licensee will amend to the satisfaction of Licensor any such materials which are not approved by Licensor.

        (e) In conjunction with each and every use of the Trademark, Licensee will cause to appear adjacent to it appropriate statutory notice of registration or application for registration ((R), or TM, as the case may be). Licensee will also cause to appear on or within all advertising, promotional display, or other printed material bearing the Trademark, the following or a similar notice to the same effect: "ENGLISH LEATHER is a registered trademark of English Leather, Inc. used with permission."

        (f) Licensee hereby agrees to indemnify and to hold Licensor, its Affiliated Business Organizations, and their respective officers, directors, agents, employees and stockholders (the "Licensor Indemnified Parties") harmless from any Costs, and will defend the Licensor Indemnified Parties against any Claims, arising out of or in connection with the acts (whether of omission or commission), of Licensee or any of its Affiliates, agents or employees under the License (including but not limited to the manufacture, use, marketing, sale, or distribution of the Products) attributable to alleged defects in the Products, except, in each case, where it is determined that the Licensor Indemnified Party seeking indemnification is directly responsible therefor. The Licensor Indemnified Parties shall have the independent right to defend any claim at the expense of Licensee if (i) legal counsel, reasonably acceptable to the Licensor Indemnified Parties, appointed by Licensee's product liability insurer is not defending the interests of the Licensee and the Licensor Indemnified Parties at the expense of Licensee or such insurer or (ii) the Licensor Indemnified Parties have reasonably concluded that there may be one or more legal defenses available to it or them which are different from or additional to those available to the Licensee and that the representation of Licensor Indemnified Parties and Licensee by the same legal counsel will adversely effect the defense of Licensor Indemnified Parties.

        4.      Preparation by Licensee

        (a) Licensee is an independent contractor and will, at its own expense, adapt such of its facilities, purchase such raw materials, hire such personnel, arrange for such transportation and delivery, as are necessary to commence the manufacture and sale of the Products. Licensee will, at its sole expense, comply with all federal, state and local laws and regulations relating to the manufacture and sale of the Products, including, but not limited to, all labeling requirements.

        (b) Licensee will procure and maintain, at its sole expense, products liability insurance covering Licensor and its officers, directors, agents, employees and stockholders, as named insureds, and Licensee for bodily injury and property damage liability with a combined single limit of $1 million. Licensee will deliver to Licensor, upon execution of this Agreement, a certificate issued by a nationally reputable insurance company evidencing such coverage and providing that such insurance may not be cancelled, except on thirty (30) days written notice to Licensor and Licensee. If Licensee fails to maintain such insurance, Licensor may obtain it and charge the cost thereof to Licensee or may treat such failure as a breach of a material provision of this Agreement.

        5.      Inspection

        (a) Upon not less than five (5) business day's prior oral notice from Licensor, Licensee will permit Licensor, by representatives designated by Licensor, to inspect the design and manufacture of the Products by Licensee and the Products so manufactured by Licensee for sale under the Trademarks. At all times, Licensee will comply with the reasonable quality control procedures furnished or approved, from time to time, in writing by Licensor.

        (b) Licensee will submit to Licensor one specimen of each of the Products prior to its being offered for sale. Licensor will review each such item and indicate its approval or disapproval with comments, provided that Licensor will not unreasonably disapprove. It the Licensor fails to comment within seven (7) business days of receipt of a specimen, the Product represented by the specimen will be deemed to have been approved. In addition, the Licensor nay, from time to time, request samples of the Products.

        6.      Title to the Trademarks

        (a) The Licensor represents to the Licensee that it is the owner of the Trademark in the Territory. Licensee acknowledges Licensor's title to the Trademark throughout the world in any form or embodiment thereof and to the goodwill associated, and which shall become associated, with it and its importance to Licensor and Licensor's Affiliated Business Organizations, and will not at any time do or suffer to be done any act or thing which will in any way impair the rights of Licensor in and to the Trademark. It is understood that Licensee will not acquire nor will it claim title to the Trademark by virtue of the license granted to Licensee herein, or Licensee's use of the Trademark, nor will it challenge the validity of the Trademark or any application for registration thereof, or any copyright or trademark registrations thereof, or any rights of Licensor therein.


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        (b) In the event any infringement of the rights of Licensor to the
Trademark in the Territory comes to the notice of Licensee during the term of this Agreement, Licensee shall promptly notify Licensor, in writing, and will join with Licensor, upon Licensor's written request and at Licensor's expense, in taking such steps, if any, as Licensor deems advisable to protect its rights. Licensee will take no action independent of Licensor without the express written consent of Licensor, provided that if the items involved in any infringement are Products, Licensor will not unreasonably withhold such consent.

        (c) During the term of this Agreement, the Licensor will maintain the registration of the Trademark in the Territory in full force and effect.

        7.      Royalties

        (a) subject to the provisions of Paragraph 8, Licensee will pay to Licensor a royalty of five (5%) percent of Licensee's Net Sales.

        (b) Products will be deemed to have been sold on the earliest of the following dates: (i) when invoiced or (ii) when delivered, shipped or mailed or
(iii) when payment has been received.


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        (c) Licensee will prepare itemized, complete and accurate books of account with respect to all Products sold under this Agreement, and will maintain them for a period of not less than two and one-half years after the period to which they relate.

        (d) Licensee will render to Licensor an accounting, certified by a financial officer of Licensee, specifying exactly how royalties were computed including how Net Sales were calculated (e.g. by enumerating all deductions used). This accounting must be received by Licensor on or before the forty-fifth
(45th) day next following the last day of each Calendar Quarter (a "Due Date").

        (e) On or before each Due Date, Licensee will pay Licensor all royalties owed from sales during the previous Contract Quarter.

        (f) In the event Licensee fails to make any payment due on the Due Date, Licensee shall pay Licensor interest on the unpaid amount from the Due Date until payment is received by Licensor at the annual rate of two (2%) percent above the prime rate reported by the Wall Street Journal on the Due Date.

        (g) From time to time, Licensor may review or may designate, at its expense, a certified public accountant to review the books of account and all other documents and


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
records of Licensee covering all transactions relating to the License granted hereby, for a period of not more than ten (10) Contract Quarters immediately preceding the date of review, to determine whether proper accounting and payments hereunder have been made. Any such review will take place upon reasonable notice to Licensee and within regular business hours. Acceptance or receipt of payment by Licensor will not preclude it from questioning the correctness of any statement or royalty payment. Any review of Licensee's books of account will be made under the strictest confidentiality. No material obtained by Licensor or its designated auditor may be used or disclosed for purposes other than enforcing compliance with the terms of this Agreement without the prior written consent of Licensee, unless ordered to do so by a court or other tribunal having jurisdiction over Licensor, in which case Licensor will give reasonable notice to Licensee.

        8.      Minimum sales

        (a) The Licensee will maintain minimum Net Sales during each Contract Year as follows:

1991    During the first Contract Year       - $0.8 million

1992    During the second Contract Year      - $2.0 million

1993    During the third contract Year       - $2.5 million

1994    During the fourth Contract Year      - $3.0 million

1995+   During any subsequent Contract Year  - $4.0 million


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
        In the event Licensee fails to maintain eighty (80) percent of such minimum Net Sales in the first and second Contract Years combined on an aggregate basis or in any subsequent Contract Year, Licensor may terminate this Agreement (whether or not the minimum royalty payments have been made) by giving the Licensee sixty (60) days notice at any time during the sixty (60) day period after the later of the Due Date of the statement of Net Sales for the last Contract Quarter of the deficient Contract Year or the date such statement is actually received by Licensor.

        (b) As a minimum annual royalty payment to which the amounts paid will be a credit, in accordance with Paragraph 7, the Licensee will pay to the Licensor the following amounts:

1991    First Contract Year              - $40,000
1992    Second Contract Year             - $100,000
1993    Third Contract Year              - $125,000
1994    Fourth Contract Year             - $150,000
1995+   Any subsequent Contract Year     - $200,000

The minimum annual royalty will be paid in four (4) equal installments on the Due Date next following each Contract Quarter of such Contract Year, provided, however, that with respect to the first Contract Year, the minimum annual


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royalty will be paid in two (2) equal installments on the Due Date next following each Contract Quarter in the first Contract Year.

        (c) Any excess of minimum royalties as set forth in Paragraph 8 over earned royalties as set forth in Paragraph 7 of this Agreement for any Contract Quarter will be set off and credited against earned royalties to the extent they exceed minimum royalties in the subsequent Contract Quarters of the same Contract Year. Similarly, any excess of earned royalties over the applicable minimum royalty for each Contract Quarter will be set off and credited against minimum royalties in the subsequent Contract Quarters of the same Contract Year, it being understood that no set off or credit will carry over from one Contract Year to another and minimum royalties will not be returnable.

        9.      Promotional Activities

        Licensee will use its reasonable good faith efforts to fully promote the sale of the Products in the Territory, and maintain the high standards of Licensor as to advertising and all other promotional material. No advertising or promotional material may be used by Licensee until it has been submitted to and approved by Licensor, in writing, in advance. Any disapproval by Licensor will be accompanied by comments. All advertising and promotional costs are to be


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borne by Licensee. Licensor's approval will not be unreasonably withheld and, if no objection is raised by Licensor within ten (10) business days of receipt of the material, Licensor will be deemed to have approved them. In addition, Licensee will expend at least one and one-half (1-1/2%) percent of Net Sales for general advertising and promotional activity.

        10.     Term

        Unless sooner terminated as herein provided, this Agreement will commence as of the Effective Date and terminate on December 31, 1994; provided, however, that the termination date of this Agreement shall be extended without further action by either party (i) for one additional three calendar year period and (ii) thereafter for additional one calendar year periods, unless, in any case, either party gives notice to the other party not less than one hundred twenty (120) calendar days prior to the commencement of any such additional period of its determination not to further extend the term.

        11.     Termination

        (a) Either Licensor or Licensee may terminate this Agreement, if it gives written notice to the other party to the effect that that party has committed a breach of a material provision of this Agreement and the party receiving


                                      -16-
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said notice fails to cure that breach within thirty (30) days of such receipt, provided that if and while Licensor or Licensee, as the case may be, is diligently pursuing a cure to any such breach which is possible to cure, this Agreement nay not be so terminated until ninety (90) days after receipt of such notice.

        (b) Either Licensor or Licensee may terminate this Agreement without cause as provided in Paragraph 10 hereof.

        (c) Licensor may terminate this Agreement by giving written notice to Licensee effective on receipt, for damage to the commercial impression of the Trademark, if Licensee (i) becomes insolvent, (ii) files a petition in bankruptcy or insolvency, (iii) files any petition or answer seeking reorganization of Licensee's business under any law relating to insolvency or bankruptcy, (iv) makes an assignment for the benefit of creditors, or (v) fails within thirty (30) days to secure the dismissal of any receiver, trustee or liquidator appointed for any of its property.

        (d) Licensor may terminate this Agreement by giving written notice to Licensee, effective on receipt, (i) if Licensee fails, within fifteen (15) days of its receipt of written notice from Licensor, to pay any monies owed to Licensor pursuant to this Agreement, or (ii) if any


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
competitor of Licensor or Licensor's Affiliated Business Organizations in the fragrance or toiletries businesses, becomes an Affiliate of Licensee.

        (e) Upon termination of this Agreement, Licensee will immediately and completely discontinue use of the Trademarks, provided, however, that Licensee may sell existing stock if it complies with subparagraph (f) of this Paragraph 11.

        (f) For a period not to exceed three hundred-thirty (330) days immediately following termination of this Agreement (the "Sell-Off Period"), Licensee may complete any work in process and sell any Products so completed and any completed Products it had in stock on the date of termination. It is understood that Licensee will pay Licensor all royalties due from such sales as though this Agreement were still in effect. Within 10 business days after the end of the Sell-off Period, an officer of the Licensee will deliver to the Licensor a certification that all Products in the possession or under the control of the Licensee have been destroyed or given to charity.

        (g) Termination for any reason will not prejudice the rights of either party to collect monies owed it by the other party hereunder or to prosecute claims for damages against the other party.

        12.     Indemnification

        (a) Licensee agrees to indemnify and to hold harmless the Licensor Indemnified Parties from any Costs, and will defend the Licensor Indemnified Parties against any Claims, (a) arising out of or in connection with the acts (whether of omission or commission) of Licensee or any of its Affiliates, agents or employees under this Agreement, and (b) for copyright infringement, patent infringement or unfair competition caused by or arising out of the manufacture, use, marketing, sale or distribution of the Products, except, in each case, where it is determined that Licensor is directly responsible therefor by reason of & breach of any representation, warranty, covenant or agreement of Licensor herein. The Licensor Indemnified Parties shall have the independent right to defend any Claim at the expense of Licensee.

        (b) Licensor agrees to indemnity and to hold harmless Licensee, Licensee's Affiliated Business Entities, and their respective stockholders, directors, officers, employees and agents (the "Licensee Indemnified Parties") from any Costs, and will defend the Licensee Indemnified Parties against any Claims arising out of a breach of any representation, warranty, covenant or agreement of Licensor herein. The Licensee Indemnified Parties shall have the independent right to defend any claim at the expense of Licensor.

        13.     Exoneration from Responsibility for Manufacturing Errors

        Neither Licensor, its Affiliated Business Organizations nor their respective stockholders, directors, officers, employees or agents will have any responsibility for the operation of the manufacturing facilities of Licensee contemplated under this Agreement, whether upon the recommendation of Licensor or otherwise.

        14.     Restriction on Licensor Products

        Licensor and its Affiliated Business Organizations will not supply products bearing the Trademark, including, without limitation, cosmetics, toiletries and fragrances, to parties other than Licensee, when such products are intended for use by such parties in promoting the sale in the Territory of goods competitive with the Products covered by this Agreement. Licensor will, and will cause its Affiliated Business Organizations to, provide Licensee during the term hereof with reasonable amounts of their products bearing the Trademark for promotional purposes at prices no higher than their respective normal wholesale prices.

        15.     Arbitration

        Any controversy or dispute arising out of or in connection with the Agreement, its interpretation, performance, or termination may be submitted to arbitration by either party and if so submitted by either party, will be finally settled by arbitration conducted in accordance with the rules of the American Arbitration Association then in effect. Any such arbitration will take place 'in the City of New York. A decision of the arbitrator(s) will be binding and conclusive upon the parties, their successors and assignees, and the parties will comply with such decision in good faith. Judgment upon the decision of the arbitrator(s) may be entered in any court having jurisdiction the party to be charged. Notwithstanding the foregoing, parties each reserves the right to seek provisional remedies (including, without limitation, temporary restraining orders and attachments) in the courts and each hereby consents to jurisdiction in the State and Federal Courts of New York for such purpose.

        16.     Construction

        This Agreement will be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of laws principles.

        17.     Independent Contractor

        Nothing contained in this Agreement will constitute Licensor or Licensee the agent or legal representative of the other for any purpose whatsoever. Licensor and Licensee are each independent contractors with the rights with respect to the other party granted hereunder and no others.

        18.     Assignment

        Neither this Agreement nor the License or other rights granted hereunder may be assigned, sublicensed or transferred in whole or in part by Licensee without Licensor's prior written consent (which consent may be granted or withheld in the sole discretion of Licensor) and any such purported assignment, sublicense or transfer will be void. Upon the occurrence of a change in control of Licensee, a substantial change in Licensee's management, or a transfer of all or a controlling portion of the stock or other equity interest of Licensee, Licensor shall have the right to terminate this Agreement without notice. Except as expressly provided herein, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Licensor may assign the right to receive royalties payable to it under this Agreement.

        19.     Notices

        All notices, requests, demands and other communications which are required or may be given under this Agreement will he in writing and will be deemed to have been given if delivered personally or sent by certified mail, return receipt requested, postage prepaid, or by Federal Express, Express Mail, or similar overnight delivery or courier service and addressed:

        If to Licensor to;

                                         Mr. Gay A. Mayer
                                         English Leather, Inc.
                                         P.O. Box 928
                                         Union Street Extension
                                         Northvale, New Jersey 07647

        With a copy to;

                                         Allan R. Williams
                                         Shea & Gould
                                         1251 Avenue of the Americas
                                         New York, New York 10020

        If to Licensee:

                                         Mr. Solomon A. Sutton
                                         Bag Bazaar, Ltd.
                                         1 East 33rd Street
                                         New York, New York 10016

        With a copy to:                  Jonathan Tillem
                                         Phillips, Nizer, Benjamin,
                                           Krim & Ballon
                                         31 West 52nd Street
                                         New York, New York 10019

or to such other addresses as may be furnished, from time to time, in writing, by the parties hereto.

        20.     Miscellaneous

        (a) This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, supersedes all prior oral and written understandings and arrangements relating thereto, and no provision of this Agreement may be modified, amended, extended or discharged except in writing signed by the parties hereto.

        (b) The failure of either party to enforce any right hereunder will not be deemed a waiver of any other right, whether of a similar nature or otherwise.

        (c) If any provision of this Agreement is declared void by any court or administrative body of competent jurisdiction, the validity of all other provisions which may nonetheless by given effect, will not be affected thereby.

        (d) Any waiver by Licensor of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of Licensor to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive Licensor of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.
Any waiver must be in writing.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                          ENGLISH LEATHER, INC.


                                          By: /s/ Gay A. Mayer
                                              -------------------------
                                              Gay A. Mayer , President

ATTEST :

/s/ Margaret A. Powers
-------------------------------
Margaret A. Powers, Secretary


(SEAL]


                                          BAG BAZAAR, LTD.


                                          By: /s/ Solomon A. Sutton
                                             ---------------------------
                                             Solomon A. Sutton, President

ATTEST :

/s/ [Signature Illegible]
--------------------------
Secretary


(SEAL]

The undersigned hereby guarantees
the performance of the obligations
of English Leather, Inc. under
this Agreement.



MEM Company, Inc.

By: /s/ Gay A. Mayer
   --------------------------
   Gay A. Mayer, President


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